AMERICA FIRST ASSOCIATES CORP.
SUPPLEMENTARY INFROMATION
DECEMBER 31, 2002

Computation of Net Capital Under Rule 15c3-1
of the Securities and Exchange Commission
Computation of Net Capital
Stockholder's equity	$ 1,081,516
Deductions - Non-allowable assets
Prepaid expenses	16,055
Property and equipment	4,322
Investments not-readily marketable	26,000
Other Assets	5,175
Net capital before haircuts on securities
Positions (tentative net capital)	1,029,964
Haircuts on securities positions
Corporate securities	46,498
Government securities	-
Undue concentrations	5,440
Net capital, as defined	978,026

Minimum net capital required	100,000

Net capital in excess of minimum requirement	$ 878,026

Computation of aggregate Indebtedness
Accounts payable and other liabilities	49,941

Ratio of aggregate indebtedness to net capital

Total aggregate indebtedness = 49,941 = .06 Net capital 878,026
The ratio of aggregate indebtedness to net capital is .06 to 1 compared to the maximum allowable ration of 15 to 1
Computation for determination for reserve requirements under Rule 15c3-3 of the Securities and Exchange Commission

The Company has claimed exemption from Rule 15c3-3 under the, provisions of Section (k) (2) (ii)

See accompanying auditor's report.

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